Exhibit 10.2

June 7, 2024

Dear Jeff:

We are pleased to offer you a promotion to Chief Financial Officer effective June 7, 2024, reporting to me. You will become a member of the Senior Management Team. Your new annual base salary will be $400,000.

You will remain eligible for the Compass Minerals Management Annual Incentive Program (MAIP) and your incentive target will increase to 70% of your base salary.

You will remain eligible for the Compass Minerals Long Term Incentive Program (LTIP) and your incentive target grant date value will be $600,000, with a target grant value mix of 50% restricted stock units (RSUs) and 50% performance stock units (PSUs), beginning with the fiscal year 2025 grant.

In addition, you will receive a one-time LTIP grant valued at $125,000 on your promotion date, 50% of which will be RSUs which will vest ratably over 3 years and 50% of which will be PSUs which will vest on the third anniversary of the Grant Date.

You will also be an Eligible Executive under the Company’s Amended and Restated Executive Severance Plan.

You will be eligible to participate in the employee benefit plans and programs generally available to the Company’s executive officers.

Congratulations and I look forward to working with you as we continue to build our business. If you have any questions, or would like to discuss in greater detail, please reach out to me directly at your convenience.

Please sign this letter below, acknowledging your acceptance.

Sincerely,

/s/ Ed Dowling
Ed Dowling
President and Chief Executive Officer

By signing this letter below, you understand and agree that your employment with the company is at-will. That is, your employment is not for any specified duration and you or the Company may terminate it, at any time, with or without cause and without notice.

/s/ Jeff Cathey	6/7/2024
Jeff Cathey	Date